Exhibit 99.1

Net1 Sells Remaining Stake in Bank Frick

Johannesburg, February 4, 2021 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") today announced that it has sold its remaining interest in Bank Frick & Co. AG ("Bank Frick") back to The Kuno Frick Family Foundation for $30 million. The gross proceeds of $30 million will be reduced by $3.6 million to terminate various agreements and settle liabilities between Bank Frick and Net1's IPG operations. The Company received a $15 million payment at closing and the remaining proceeds are payable in two installments over the next 18 months.

"The sale of our interest in Bank Frick is a milestone in the execution of the corporate strategy that we announced in September 2020," said Alex Smith, Net1's CFO and interim CEO. "The sale of this interest and the previously announced closure of the International Payments Group will significantly reduce the cash burn and operating losses from Net1's non-core operations. Furthermore, the sale will release capital and management bandwidth to increase our focus on the significant market opportunity in Net1's areas of core competency in South Africa."

The Company will provide further details on its second quarter fiscal 2021 earnings call tomorrow, February 5, 2021.

About Net1 (www.net1.com)

Net1 is a South African-focused financial technology company with a presence in Africa, Asia and Europe. Net1 utilizes its proprietary banking and payment technology to distribute low-cost financial and value-added services to underserved consumers and small businesses. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include: the ability of the Company to successfully capitalize on market opportunities in South Africa; and other important factors included in the Company's reports filed with the Securities and Exchange Commission, particularly in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com